Exhibit 15.2

[Letterhead of Conyers Dill & Pearman (Cayman) Limited]

10 March, 2014

Pactera Technology International Ltd.

3/F Building

8 Zhongguancun Software Park

Haidian District

Beijing 100193

People’s Republic of China

Dear Sirs,

Pactera Technology International Ltd. (the “Company”)

Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company’s annual report on Form 20-F for the year ended 31 December, 2013 with the U.S. Securities and Exchange Commission.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Conyers Dill & Pearman (Cayman) Limited